Bowhead Specialty Holdings Inc. Announces Preliminary Third Quarter 2024 Results

NEW YORK--(BUSINESS WIRE)-- Bowhead Specialty Holdings Inc. (NYSE: BOW), a growing specialty lines insurance group focused on providing casualty, professional liability and healthcare liability insurance products, today announced preliminary financial results for the third quarter ended September 30, 2024.

Preliminary Third Quarter 2024 Highlights
•Gross written premiums are expected to increase 27% to 34% year over year to $193 million to $200 million.
•Net income is expected to be between $11.5 million and $12.5 million, or $0.34 to $0.37 per diluted share.
•Adjusted net income(1) is expected to be between $12 million and $13 million or $0.36 to $0.39 per diluted share(1).
•Return on equity is expected to be between 13.0% and 14.0% and adjusted return on equity(1) is expected to be between 13.5% and 14.5%.
•Book value per share is expected to be between $11.00 and $11.25 and diluted book value per share is expected to be between $10.80 and $11.00.
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(1)     Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measure to the most comparable U.S. GAAP measure.

Bowhead Chief Executive Officer Stephen Sills commented, “We are pleased to share our preliminary third quarter results. Additionally, since Bowhead does not write any property risks, we do not expect any material direct losses as a result of the recent hurricane activities. We look forward to sharing more about our third quarter results on November 5th.”

Preliminary Underwriting Results

The expected increase in gross written premiums of 27% to 34% year over year to $193 million to $200 million was driven by renewals, new business, and continued growth in our platform across all divisions.

•Our Casualty division led the gross written premium growth with an approximately 40% increase year over year, which included a preliminary $4 million of additional gross written premium (a preliminary $3 million from a net earned premium basis) from an unusually large audit premium from one insured;
•Healthcare Liability gross written premiums grew over 25% year over year;
•Professional Liability gross written premiums grew over 10% year over year;
•Late in the second quarter of 2024, we launched a new division called Baleen Specialty, which focuses on small, hard-to-place risks written 100% on a non-admitted basis. Baleen is a streamlined, low touch “flow” underwriting operation that supplements the “craft” solutions we offer. In line with our deliberate, measured and limited roll out, Baleen Specialty generated a preliminary $0.4 million of gross written premiums for the third quarter of 2024.

Our loss ratio is expected to be between 64.0% and 65.0% in the third quarter of 2024, which utilized the same industry loss ratios used since the fourth quarter of 2023. The expected decrease from 65.5% in the second quarter of 2024 was primarily driven by mix changes in the portfolio, as well as the large audit premium being fully earned and associated with older accident years with lower loss pick assumptions. There were no changes to loss picks or prior year reserves during the quarter. As of September 30, 2024, incurred but not reported liabilities comprised over 90% of our net loss reserves.

Our expense ratio is expected to be between 29.5% and 30.5% in the third quarter of 2024, which represents an expected decrease from 33.8% in the second quarter of 2024, or 32.3% excluding the one-time stock-based compensation acceleration expense of $1.3 million in the second quarter of 2024. The expected decrease was driven by continued prudent management of operating expenses, as well as the impact of the large audit premium increasing net earned premium.

Preliminary Investment Results

Net investment income is expected to be between $11 million and $12 million for the three months ended September 30, 2024. Our IPO proceeds were fully invested during the quarter and there were no changes to our investment strategy from the previous quarter.

Summary of Selected Preliminary Financial Results

The following table summarizes selected preliminary financial results for the three months ended September 30, 2024:

Three Months Ended September 30,
2024
($ in millions, except percentages and per share data)
Gross written premiums	$ 193 - 200
Net earned premiums	104 - 107
Net investment income	11 - 12
Total revenues	114 - 119
Net income	11.5 - 12.5

Key Operating and Financial Metrics:
Adjusted net income(1)	$ 12 - 13
Loss ratio	64.0% - 65.0%
Expense ratio	29.5% - 30.5%
Combined ratio	93.5% - 95.5%
Return on equity(2)	13.0% - 14.0%
Adjusted return on equity(1)(2)	13.5% - 14.5%
Diluted earnings per share	$ 0.34 - 0.37
Diluted adjusted earnings per share(1)	$ 0.36 - 0.39
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(1)Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measure to the most comparable U.S. GAAP measure.
(2)For the three months ended September 30, 2024, preliminary net income and preliminary adjusted net income are annualized to arrive at preliminary return on equity and preliminary adjusted return on equity.
Reconciliation of Non-GAAP Financial Measures

This earnings release contains certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). We use these non-GAAP financial measures when planning, monitoring and evaluating our performance. Management believes that each of the non-GAAP financial measures described below provides useful insight into our underlying business performance.

•Adjusted net income is defined as net income excluding the impact of net realized investment gains (losses), non-operating expenses, foreign exchange (gains) losses, and certain strategic initiatives. Adjusted net income excludes the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We calculate the tax impact only on adjustments which would be included in calculating our income tax expense using the estimated tax rate at which we received a deduction for these adjustments.

•Adjusted return on equity is defined as adjusted net income as a percentage of average beginning and ending mezzanine equity and stockholders’ equity.

•Diluted adjusted earnings per share is defined as adjusted net income divided by the weighted average common shares outstanding for the period, reflecting the dilution that may occur if equity base awards are converted into common stock equivalents as calculated using the treasury stock method.

You should not rely on these non-GAAP financial measures as a substitute for any U.S. GAAP financial measure.
While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered supplemental in nature and not as a replacement for or superior to the comparable U.S. GAAP measures. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as comparative measures.

Adjusted net income

Preliminary adjusted net income for the three months ended September 30, 2024 reconciles to preliminary net income as follows:

Three Months Ended September 30,
2024
	Before income taxes	After income taxes
($ in millions)
Income as reported	$ 15 - 16	$ 11.5 - 12.5
Adjustments(1)	0 - 1	0 - 1
Adjusted net income	$ 16 - 17	$ 12 - 13
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(1)Adjustments include expected net realized investment gains (losses) of less than $0.1 million, non-operating expenses of approximately $0.5 million, and foreign exchange (gains) losses and strategic initiatives of less than $0.1 million. Estimated tax impact is applied to the “After income tax” column to arrive at adjusted net income.

Adjusted return on equity

Preliminary adjusted return on equity for the three months ended September 30, 2024 reconciles to preliminary return on equity as follows:

Three Months Ended September 30,
2024
($ in millions, except percentages)
Numerator: Adjusted net income(1)	$ 47 - 51
Denominator: Average mezzanine equity and stockholders' equity	351 - 352
Adjusted return on equity	13.5% - 14.5%
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(1)For the three months ended September 30, 2024 preliminary net income and preliminary adjusted net income are annualized to arrive at preliminary return on equity and preliminary adjusted return on equity.

Diluted adjusted earnings per share

Preliminary diluted adjusted earnings per share for the three months ended September 30, 2024 reconciles to preliminary diluted earnings per share as follows:

Three Months Ended September 30,
2024
($ in millions, except per share data)
Numerator: Adjusted net income	$ 12 - 13
Denominator: Diluted weighted average shares outstanding	33
Diluted adjusted earnings per share	$ 0.36 - 0.39

About Bowhead Specialty Holdings Inc.

Bowhead Specialty is a growing specialty insurance business providing casualty, professional liability and healthcare liability insurance products. We were founded and are led by industry veteran Stephen Sills. The team is composed of highly experienced and respected industry veterans with decades of individual, successful underwriting and management experience. We focus on providing “craft” solutions in our specialty lines and classes of business that we believe require deep underwriting and claims expertise in order to produce attractive financial results.

We pride ourselves on the quality and experience of our people, who are committed to exceeding our partners’ expectations through excellent service and expertise. Our collaborative culture spans all functions of our business and allows us to provide a consistent, positive experience for all of our partners.

Conference Call

The Company will host a conference call to discuss its results on Tuesday, November 5, 2024, beginning at 8:30 a.m. Eastern Time. Interested parties may access the conference call through a live webcast, which can be accessed via this link, by visiting the Company’s Investor Relations website, or by dialing (877) 407-3949 (toll-free) or (215) 268-9917 (international). Please join the live webcast or dial in at least 10 minutes before the start of the call.

A replay of the event webcast will be available on the company’s Investor Relations website for one year following the call.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in press release are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “seeks,” “future,” “outlook,” “prospects” “will,” “would,” “should,” “could,” “may,” “can have” or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 and any subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Investor Relations Contact:
Shirley Yap, Head of Investor Relations
investorrelations@bowheadspecialty.com